                                                   ----------------------------
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                                                   ----------------------------
                                                   OMB Number:        3235-0415
                                                   Expires:    October 31, 1997
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                                                   hours per response . . 14.90
                                                   ----------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*

                          Dataware Technologies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  237920-10-3
--------------------------------------------------------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

-----------------------                                  ---------------------
 CUSIP NO. 237920-10-3                  13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Jeffrey O. Nyweide
             ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
             Not Applicable                                     (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

             United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                408,032
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                408,032
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

             408,032
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

             6.04%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

             IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 3 of 5 pages

ITEM 1

(A)  NAME OF ISSUER.

     Dataware Technologies, Inc.

(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE.

     222 Third Street
     Cambridge, Massachusetts 02142

ITEM 2

(A)  NAME OF PERSON FILING.

     Jeffrey O. Nyweide

(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

     Dataware Technologies, Inc.
     222 Third Street
     Cambridge, Massachusetts 02142

(C)  CITIZENSHIP.

     United States

(D)  TITLE OF CLASS OF SECURITIES.

     Common Stock, $.01 par value per share.

(E)  CUSIP NUMBER.

     237920 10 3

ITEM 3.  TYPE OF REPORTING PERSON.

     Not applicable; this statement is filed pursuant to Rule 13d-1(c).

                                                               Page 4 of 5 pages

ITEM 4.  OWNERSHIP.

(A)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1996.

     408,032(1)

(B)  PERCENTAGE OF CLASS.

     6.04%

(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

     (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:                             408,032(1)
     (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:                                   0
     (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:                408,032(1)(2)
     (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:                      0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.
____________________________

(1) Includes 122,039 shares which may be acquired within 60 days by Mr. Nyweide through the exercise of stock options.
(2) Includes 29,340 shares that Mr. Nyweide is restricted from selling by agreement with the issuer.

                                                               Page 5 of 5 pages

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.  CERTIFICATION.

     Not applicable; this statement is filed pursuant to Rule 13d-1(c).

EXHIBITS.

     Pursuant to Rule 13d-2(c), the first electronic amendment to a paper format
Schedule 13G shall restate the entire text of the Schedule 13G. In accordance with Rule 13d-2(c), the reporting person is filing each of his previous filings on Schedule 13G as Exhibits to this Amendment, as follows:

     1. Schedule 13G, as of December 31, 1993, previously filed with the Commission in paper format.

     2. Schedule 13G (Amendment 1), as of December 31, 1994, previously filed with the Commission in paper format.

     3. Schedule 13G (Amendment 2), as of December 31, 1995, previously filed with the Commission in paper format.


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            2/10/97
                                    -----------------------
                                    Date


                                     /s/ Jeffrey O. Nyweide
                                     ----------------------
                                     Jeffrey O. Nyweide

                                   EXHIBIT 1
                                   ---------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                           (Amendment No. ________)*

                          Dataware Technologies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  237920-10-3
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages

-----------------------                                  ---------------------
 CUSIP NO. 237920-10-3                  13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Jeffrey O. Nyweide
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

             United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                298,900
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                    0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                298,900
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                  0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

             298,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

             5.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

             IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

JEFFREY O. NYWEIDE                                                   PAGE 3 OF 5

ITEM 1

(A)  NAME OF ISSUER.

     Dataware Technologies, Inc.

(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE.

     222 Third Street
     Cambridge, Massachusetts 02142

ITEM 2

(A)  NAME OF PERSON FILING.

     Jeffrey O. Nyweide

(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

     Dataware Technologies, Inc.
     222 Third Street
     Cambridge, Massachusetts 02142

(C)  CITIZENSHIP.

     United States

(D)  TITLE OF CLASS OF SECURITIES.

     Common Stock, $.01 par value per share.

(E)  CUSIP NUMBER.

     237920 10 3

ITEM 3.  TYPE OF REPORTING PERSON.

         Not applicable; this statement is filed pursuant to Rule 13d-1(c).

JEFFREY O. NYWEIDE                                                   PAGE 4 OF 5





ITEM 4.  OWNERSHIP.

(A)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1994.

     298,900(1)

(B)  PERCENTAGE OF CLASS.

     5.2%

(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

     (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:                          298,900(1)
     (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:                                0
     (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:             298,900(1)
     (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:                   0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

____________________________

(1) Includes 22,907 shares which may be acquired within 60 days by Mr. Nyweide through the exercise of stock options.

JEFFREY O. NYWEIDE                                                   PAGE 5 OF 5


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.  CERTIFICATION.

     Not applicable; this statement is filed pursuant to Rule 13d-1(c).


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               2/8/94
                                     --------------------------
                                     Date


                                               /s/ Jeffrey O. Nyweide
                                     -----------------------------------
                                     Jeffrey O. Nyweide

                                   EXHIBIT 2
                                   ---------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                          Dataware Technologies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  237920-10-3
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages

-----------------------                                  ---------------------
 CUSIP NO. 237920-10-3                  13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Jeffrey O. Nyweide
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

             United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                337,627
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                    0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                337,627
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                  0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

             337,627
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

             5.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

             IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

JEFFREY O. NYWEIDE                                                   PAGE 3 OF 5

ITEM 1

(A)  NAME OF ISSUER.

     Dataware Technologies, Inc.

(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE.

     222 Third Street
     Cambridge, Massachusetts 02142

ITEM 2

(A)  NAME OF PERSON FILING.

     Jeffrey O. Nyweide

(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

     Dataware Technologies, Inc.
     222 Third Street
     Cambridge, Massachusetts 02142

(C)  CITIZENSHIP.

     United States

(D)  TITLE OF CLASS OF SECURITIES.

     Common Stock, $.01 par value per share.

(E)  CUSIP NUMBER.

     237920 10 3

ITEM 3.  TYPE OF REPORTING PERSON.

         Not applicable; this statement is filed pursuant to Rule 13d-1(c).

JEFFREY O. NYWEIDE                                                   PAGE 4 OF 5





ITEM 4.  OWNERSHIP.

(A)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1994.

     337,627(1)

(B)  PERCENTAGE OF CLASS.

     5.7%

(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

     (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:                          337,627(1)
     (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:                                0
     (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:             337,627(1)(2)
     (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:                   0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

____________________________

(1) Includes 61,634 shares which may be acquired within 60 days by Mr. Nyweide through the exercise of stock options.
(2) Includes 29,340 shares that Mr. Nyweide is restricted from selling by agreement with the issuer

JEFFREY O. NYWEIDE                                                   PAGE 5 OF 5


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.  CERTIFICATION.

     Not applicable; this statement is filed pursuant to Rule 13d-1(c).


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               2/9/95
                                     --------------------------
                                     Date


                                               /s/ Jeffrey O. Nyweide
                                     -----------------------------------
                                     Jeffrey O. Nyweide

                                   EXHIBIT 3
                                   ---------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                          Dataware Technologies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  237920-10-3
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages

-----------------------                                  ---------------------
 CUSIP NO. 237920-10-3                  13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Jeffrey O. Nyweide
             ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
             Not Applicable                                     (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

             United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                377,878
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                377,878
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

             377,878
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

             5.96%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

             IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

JEFFREY O. NYWEIDE                                             PAGE 3 OF 5 PAGES

ITEM 1

(A)  NAME OF ISSUER.

     Dataware Technologies, Inc.

(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE.

     222 Third Street
     Cambridge, Massachusetts 02142

ITEM 2

(A)  NAME OF PERSON FILING.

     Jeffrey O. Nyweide

(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

     Dataware Technologies, Inc.
     222 Third Street
     Cambridge, Massachusetts 02142

(C)  CITIZENSHIP.

     United States

(D)  TITLE OF CLASS OF SECURITIES.

     Common Stock, $.01 par value per share.

(E)  CUSIP NUMBER.

     237920 10 3

ITEM 3.  TYPE OF REPORTING PERSON.

         Not applicable; this statement is filed pursuant to Rule 13d-1(c).

JEFFREY O. NYWEIDE                                             PAGE 4 OF 5 PAGES





ITEM 4.  OWNERSHIP.

(A)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1994.

     377,878(1)

(B)  PERCENTAGE OF CLASS.

     5.96%

(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

     (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:                          377,878(1)
     (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:                                0
     (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:             377,878(1)(2)
     (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:                   0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

____________________________

(1) Includes 101,885 shares which may be acquired within 60 days by Mr. Nyweide through the exercise of stock options.
(2) Includes 29,340 shares that Mr. Nyweide is restricted from selling by agreement with the issuer.

JEFFREY O. NYWEIDE                                             PAGE 5 OF 5 PAGES


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.  CERTIFICATION.

     Not applicable; this statement is filed pursuant to Rule 13d-1(c).


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               2/13/96
                                     --------------------------
                                     Date


                                               /s/ Jeffrey O. Nyweide
                                     -----------------------------------
                                     Jeffrey O. Nyweide